Exhibit 16.1

U.S. Securities and Exchange Commission 100 F Street, NE

Washington, D.C. 20549-7561

Re: Acura Pharmaceuticals, Inc.

SEC File. 1-10113

On January 30, 2024, our appointment as auditor for Acura Pharmaceuticals, Inc. ceased. We have read Acura Pharmaceuticals, Inc’s statements included under Item 4.01 of its Form 8-K/A dated February 2, 2024 and agree with such statements, insofar as they apply to us.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Respectfully,